Exhibit 99.1


 CNF

 3240 HILLVIEW AVENUE
 PALO ALTO, CA 94304-1297
 (650) 494-2900                                                  NEWS RELEASE


                                                                   Contacts:

                                                Investors - Patrick Fossenier
                                                               (650) 813-5353

                                                            Media - Jim Allen
                                                               (650) 813-5335


                    CNF CHIEF FINANCIAL OFFICER TO RETIRE

PALO ALTO, Calif. - January 19, 2005 - CNF Inc. (NYSE:CNF) announced today that Chutta Ratnathicam, senior vice president and chief financial officer,

has informed the company that he will retire effective March 31. The company expects to name a successor before Ratnathicam's retirement.

     W. Keith Kennedy, chairman of the board of directors and interim chief executive officer, said Ratnathicam, 57, had a distinguished 28-year career with the CNF organization.

     "Chutta has been a key individual in the company who has helped maintain

CNF's reputation for financial integrity and credibility during his lengthy career here," Kennedy said. "In addition to his executive leadership, Chutta for many years has been one of the most highly regarded and popular managers in our organization. We wish him much happiness in his retirement."

     Ratnathicam was named SVP and CFO in 1997. In 2000, he was given additional responsibilities as chief executive officer of Emery Worldwide,

the company's former air freight forwarding business that was recently divested. He worked in that capacity for 18 months.

     He first joined CNF in 1977 as a corporate auditor with management experience at public accounting and various industrial firms in the United

States, Asia and Africa. He subsequently advanced through several increasingly responsible financial positions and, in 1991, he was promoted to vice president - international for Emery Worldwide, a position he held until being named CFO in 1997.

     Ratnathicam is a native of Colombo, Sri Lanka and a graduate of the

Royal College in Sri Lanka. He earned an MBA from the University of Portland and is a graduate of the Columbia University Executive Program in Business

Administration.

     CNF is a $3.7 billion management company of supply chain service providers. It has businesses in less-than-truckload motor carriage, truckload carriage, air freight, logistics and supply chain management and trailer manufacturing.





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